PRICING SUPPLEMENT
(To Prospectus Supplement dated January 5, 2006	Filed pursuant to Rule 424(b)(3)
and Prospectus dated January 3, 2006)	Registration No. 333-121363
KfW, Frankfurt/Main, Federal Republic of Germany
USD 100,000,000.00 Fixed to Floating Rate Callable Notes Due August 11, 2016
CUSIP: 48245AAL5
        ISIN:     US48245AAL52
     Investing in the Notes involves certain risks that are described in the “Risk Factors” section in the Prospectus Supplement.

	Price to	Discounts and	Proceeds, before
	Public(1)	Commissions	expenses to KfW

Per Note	100%	0%	USD	1,000
Total	100%	0%	USD	100,000,000

(1)	Plus accrued interest, if any, from the Interest Commencement Date specified below, if the notes are delivered after that date.
The Dealer named below expects to deliver the notes to investors on or about August 11, 2006.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this pricing supplement or the related prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

BANC OF AMERICA SECURITIES LLC
AUGUST 1, 2006

ABOUT THIS PRICING SUPPLEMENT
     This pricing supplement supplements the accompanying prospectus supplement dated January 5, 2006 relating to KfW’s Medium-Term Note Program and the accompanying prospectus dated January 3, 2006 relating to KfW’s debt securities. If the information in this pricing supplement differs from the information contained in the prospectus supplement or the prospectus, you should rely on the information in this pricing supplement.
     You should read this pricing supplement along with the accompanying prospectus supplement and prospectus. All three documents contain information you should consider when making your investment decision. You should rely only on the information provided or incorporated by reference in this pricing supplement, the prospectus and the prospectus supplement. We have not authorized anyone else to provide you with different information. KfW and the dealers are offering to sell the notes and seeking offers to buy the notes only in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying prospectus supplement and prospectus is current only as of this date, and information incorporated by reference is current only as of the date of such information.

SPECIFIC TERMS
Dated August 1, 2006

Issuer: KfW	Title of Securities:	U.S. $100,000,000.00 Fixed to Floating Rate Callable Notes Due August 11, 2016

Aggregate Principal Amount: U.S.$ 100,000,000.00	Maturity Date: August 11, 2016

Original Issue Date: August 11, 2006	Initial Interest Rate: 8.235% (Years 1 and 2)

Interest Commencement Date: August 11, 2006	First Interest Payment Date: February 11, 2007

Final Redemption Price: 100%
Indexed Notes:

Details:	10-year Constant Maturity Swap (“10CMS”) and 2-year Constant Maturity Swap (“2CMS”), as described below.
Type of Floating Rate Note:
☐ Regular Floating Rate
☐ Floating Rate/Fixed Rate
Fixed Rate Commencement Date:
☑ Fixed Rate/Floating Rate
Fixed Interest Rate: 8.235% from the Original Issue Date to but excluding August 11, 2008.
Floating Rate Commencement Date: August 11, 2008.
☐ Inverse Floating Rate
☐ Other:
Interest Rate Basis/Bases:
☐CD Rate
☐ CMT Rate:
☐ CMT Moneyline Telerate Page 7051
☐ CMT Moneyline Telerate Page 7052
☐ Weekly Average
☐ Monthly Average
☐ Commercial Paper Rate
☐ Eleventh District Cost of Funds Rate
☐ Federal Funds Rate
☐ LIBOR
LIBOR Currency (if not U.S. dollars):
LIBOR Moneyline Telerate Page:
LIBOR Reuters Screen Page:
☐ Prime Rate
☐ Treasury Rate:

☑ Other:	Year 1 – 2: (Interest Commencement Date to but excluding August 11, 2008): 8.235%
Year 3 – 10: (Floating Rate Commencement Date to but excluding Maturity Date): Interest will be calculated according to the following formula: 8.235% times (N/D)

Where:
“N” is the number of calendar days in each Coupon Period for which 10CMS fixing minus 2CMS fixing is greater than or equal to 0.00%.

“D” is the total number of calendar days in each Coupon Period.

“Coupon Period” is the period from and including the Original Issue Date to but excluding the immediately following Interest Payment Date and thereafter from and including an Interest Payment Date to but excluding the next following Interest Payment Date.
For the purpose of calculating the value of “N”, for each calendar day in a Coupon Period that is not a New York Business Day, the 10CMS fixing and 2CMS fixing will revert to the setting on the previous New York Business Day.
The fixing for days falling after the seventh New York Business Days prior to the end of a Coupon Period and up to but excluding the end of the same Coupon Period, will be the same as that for the seventh New York Business Days prior (the “Rate Cut-Off Date”).
“10CMS” is the US Dollar 10 year Constant Maturity Swap as published on Reuters Page ISDAFIX1 at 11:00 am New York Time.
“2CMS” is the US Dollar 2 year Constant Maturity Swap as published on Reuters Page ISDAFIX1 at 11:00 am New York Time.
If 10CMS or 2CMS is not displayed on Reuters Page ISDAFIX1, such page is not available or the method of calculating such rate has been changed in a material way, the Calculation Agent will request the principal New York City office of five leading dealers who will provide quotations for such rate using the mid-market rate at approximately 11:00 a.m. New York City time on such date. If five quotations are provided, the rate will be calculated by eliminating the highest (or, in the event of equality, one of the highest) and lowest (or, in the event of equality, one of the lowest) quotations and taking the arithmetic mean of the remaining quotations. If at least three, but fewer than five, quotations are provided, the rate will be the arithmetic mean of the quotations obtained. If fewer than three quotations are provided as requested, the rate will be determined by the Calculation Agent acting in good faith and in accordance with standard market practice.

Spread: _____		Maximum Interest Rate: _____
Spread Multiplier: _____		Minimum Interest Rate: 0.00%
Index Maturity: _____

Interest Reset Period:
☑ daily	☐ weekly	☐ monthly
☐ quarterly	☐ semi-annually	☐ annually
  Interest Reset Date(s): as provided in §3(B) of the Conditions (unless otherwise specified): Daily (after August 11, 2008) as set forth above
Interest Determination Date(s): 7th New York Business Day prior to the end of a Coupon Period
Interest Calculation Date(s): as provided in §3(F)(1) of the Conditions (unless otherwise specified)
Calculation Agent:
☑           Other: Bank of America N.A.
Interest Payment Date(s): unless otherwise specified, the 11th of the following
(subject to §3(E) in the Conditions)
☐ Each of the 12 calendar months in each year
☐ Each March, June, September and December in each year:
Each of the following two calendar months in each year: February and August
The following calendar month in each year:
Redemption:   ☑ Yes            ☐ No

Redemption Commencement Date (as provided in para. 3 of §7 of the Conditions):

Redemption Date(s) (as provided in para. 2 of §7 of the Conditions):	starting August 11, 2008 and semi-annually thereafter (each August 11 and February 11).
Minimum Redemption Notice Period: 10 Business Days
Redemption Price (expressed as a percentage of the Aggregate Principal Amount to be redeemed): 100%
Repayment:      ☐ Yes           ☑ No
Repayment Date(s):
Minimum Repayment Notice Period:
Repayment Price (expressed as a percentage of the Aggregate Principal Amount to be repaid):
Specified Currency: U.S. dollars for all payments unless otherwise specified below:
Payments of principal and any premium:
Payments of interest:
Authorized Denomination: U.S. $1,000
Exchange Rate Agent:
Original Issue Discount Note (“OID”):      ☐ Yes               ☑ No
Total Amount of OID:
Yield to Maturity:
Initial Accrual Period OID:

Day Count Fraction:	☐ Act/360 (as provided in §3(F)(3)(a) of the Conditions)
☐ Actual/Actual ISDA (as provided in §3(F)(3)(b) of the Conditions
☑ Other:
          §3 (F) (3) of the Conditions shall be replaced as follows:
          With respect to each Note, accrued interest is calculated by multiplying the principal amount of the Note by the interest rate applicable and the Day Count Fraction. For this purpose, “Day Count Fraction” means, in respect of any period of time from and including the first day of such period but excluding the last (the “Calculation Period”) the number of days in the Calculation Period divided by 360, the number of days to be calculated on the basis of a year of 360 days with 12 30-day months (unless (A) the last day of the Calculation Period is the 31st day of a month but the first day of the Calculation Period is a day other than the 30th or 31st day of a month, in which case the month that includes that last day shall not be considered to be shortened to a 30-day month, or (B) the last day of the Calculation Period is the last day of the month of February in which case the month of February shall not be considered to be lengthened to a 30-day month).
Business Day Convention (for Interest Payment Dates other than the Maturity Date):
As provided in §3(E) of the Conditions (unless otherwise specified:                     ):
☑ Following Business Day Convention, No adjustment of Interest
☐ Modified Following Business Day Convention, adjustment of Interest (if LIBOR Interest Rate Basis)
Other Terms of Notes:
Terms left blank or marked “N/A,” “No,” “None” or in a similar manner shall not apply to the issue of Notes except as may otherwise be specified.

PS-5